Exhibit 99.1

Contacts:

Seizo Masuda	Sylvia Wheeler
Senior Manager Corporate Communications	Executive Director, Corporate Communications
Takeda Pharmaceutical Company Limited	Affymax, Inc.
+81-3-3278-2037	650-812-8700

Takeda and Affymax Provide Clinical Development Update for Hematide™ in Chemotherapy-induced Anemia

– Companies Decide to Suspend Co-Development of Hematide™ in CIA and to Focus all Efforts on Late Stage Co-Development in Chronic Renal Failure Related Anemia –

Osaka, Japan (Aug-29) and Palo Alto, Calif. (Aug-28), 2008 – Takeda Pharmaceutical Company Limited (TSE: 4502) and Affymax, Inc. (Nasdaq: AFFY) today announced their agreement to suspend co-development of Hematide™ to treat chemotherapy-induced anemia and to focus all development efforts for Hematide™ on the treatment of chronic kidney disease related anemia.  Takeda and Affymax continue to be encouraged by the potential of bringing Hematide, a convenient, once monthly treatment option, to the millions of chronic kidney disease patients suffering from anemia and believe this represents a significant opportunity for the two companies.

Takeda has been conducting Phase I clinical studies of Hematide™ for the treatment of chemotherapy-induced anemia in the U.S. and Japan.  However, the companies have decided to suspend development of Hematide in oncology and not to enroll  new patients  in the ongoing Phase I clinical trial of the product in chemotherapy-induced anemia given the uncertain regulatory landscapes for erythropoiesis-stimulating agents in oncology indications, despite the potential for Hematide in this indication.

Takeda and Affymax are continuing to investigate Hematide™ for the treatment of anemia related to chronic renal failure. Registrational Phase III trials are ongoing in the United States and Europe, with Phase I/Phase II trials ongoing in Japan.  Enrollment for one of the four Phase III trials has been completed and enrollment for the remaining Phase III trials is expected to be completed within this year.

About Hematide

Hematide™ is a novel, synthetic pegylated peptide-based erythropoiesis stimulating agent (ESA) that acts on the erythropoietin receptor to stimulate the production of red blood cells.

About Takeda

Located in Osaka, Japan, Takeda (TSE:4502) is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently being evaluated in Phase III clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements of the Companies’ clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Companies’ actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Companies undertake no obligation to update any forward-looking statement in this press release.

###